TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”) is dated as of [____], 2008, by and among RHI Entertainment, Inc., a Delaware corporation (the “Corporation”), RHI Entertainment Holdings II, LLC, a Delaware limited liability company (“Holdings II”) and KRH Investments LLC, a Delaware limited liability company (“KRH”).

RECITALS:

WHEREAS, pursuant to that certain Membership Unit Subscription Agreement, dated as of the date hereof, by and among the Corporation, KRH and Holdings II, Holdings II will issue to the Corporation membership interests in Holdings II (“Interests”) in exchange for a cash purchase price of [________] Dollars ($[____]) (the “Original Issue”) and Holdings II will issue Interests to KRH in exchange for the contribution of its interests in RHI Entertainment LLC, a Delaware limited liability company.

WHEREAS, pursuant to that certain Limited Liability Company Agreement of Holdings II, dated as of the date hereof (the “LLC Agreement”), by and between the Corporation and KRH, KRH has the right under certain circumstances to exchange Interests for (i) cash, (ii) shares of common stock of the Corporation, par value $0.01 per share (the “Shares”) or (iii) a combination of cash and Shares (an “Exchange”);

WHEREAS, Holdings II and any direct or indirect subsidiary (owned through a chain of pass-through entities) of Holdings II that is treated as a partnership for U.S. federal income tax purposes (together with Holdings II and any direct or indirect subsidiary (owned through a chain of pass-through entities) of Holdings II that is treated as a disregarded entity for U.S. federal income tax purposes, the “Holdings II Group”) will have in effect an election under Section 754 of the Code (as defined herein) for the Taxable Year (as defined herein) in which any Exchange occurs, which election will result in an adjustment to the Corporation’s share of the tax basis of the assets owned by the Holdings II Group as of the date of the Exchange, with a consequent result on the taxable income subsequently derived therefrom; and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by the Corporation as the result of Exchanges and the receipt of payments under this Agreement, as contemplated by the LLC Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the LLC Agreement.

“Advisory Firm” means an accounting or law firm that is nationally recognized as being expert in Covered Tax matters and not an Affiliate of the Corporation, selected by the Corporation.

“Advisory Firm Letter” means a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Corporation to KRH and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to KRH.

“Affiliate” means, with respect to a specified Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract or otherwise.

“Agreement” is defined in the preamble.

“Amended Tax Benefit Schedule” is defined in Section 2.3(b) of this Agreement.

“Assumed Tax Liability” means the actual liability for Covered Taxes of the Corporation.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended from time to time.

“Basis Adjustment” means the increase or decrease to the tax basis of, or the Corporation’s share of the tax basis of, the Holdings II Group’s assets under Sections 732, 734(b), 743(b), 754 and/or 1012 of the Code and the comparable sections of U.S. state and local income and franchise tax law as a result of any (i) Exchange and (ii) payments under this Agreement.

“Beneficial Owner” of a security means a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The term “Beneficially Own” shall have a correlative meaning.

“Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in the City of New York.

“Change of Control” means the occurrence of any of the following events (whether or not approved by the board of directors of the Corporation):

i.

any Person or Group is or becomes the Beneficial Owner (other than a Permitted Holder), directly or indirectly, of the Corporation’s voting stock representing 50% or more of the total voting power of all outstanding voting stock of the Corporation;

ii.

the Corporation consolidates with, or merges with or into, another entity or Person, or the Corporation sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person or entity, other than any such transaction where immediately after such transaction the shareholders of the Corporation immediately prior to such transaction, Beneficially Own or owns (as so determined), directly or indirectly, voting stock representing a majority of the total voting power of the outstanding voting stock of the surviving entity or transferee Person;

iii.	during any consecutive one-year period, the Continuing Directors cease for any reason to constitute a majority of the board of directors of the Corporation; or
iv.	the adoption of a plan of liquidation or dissolution of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended (or any successor U.S. federal income tax statute and the corresponding provisions thereof).

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Corporation who was (1) a member of such board of directors at the time of the Original Issue, (2) nominated for election or elected to such board of directors with, or whose election to such board of directors was approved by the affirmative vote of, a majority of Continuing Directors who were members of such board of directors at the time of such nomination or election or (3) nominated by KRH pursuant to the Director Designation Agreement.

“Corporation” is defined in the preamble.

“Covered Tax” means any tax imposed under Subtitle A of the Code or any other provision of U.S. federal income tax law (including, without limitation, the taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code) and U.S. state and local income and franchise taxes.

“Covered Taxable Year” means any Taxable Year of the Corporation ending before or including an Early Termination Date or a Unilateral Termination Date.

“Covered Taxes” means every Covered Tax.

“Designated Director” means any Person designated for nomination to the board of directors of the Corporation by KRH pursuant to the Director Designation Agreement.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state or local income or franchise tax law, as applicable.

“Director Designation Agreement” means the Director Designation Agreement, dated as of [ ], 2008, by and among the Corporation, Holdings II and KRH, as the same may be amended, supplemented or otherwise modified from time to time.

“Early Termination Date” is the last day of the Taxable Year in which an Early Termination Notice is given.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” means, as of the date of an Early Termination Notice, a payment equal to the present value, discounted at the Termination Rate, of all Tax Benefit Payments that would be required to be paid by the Corporation beginning from the Early Termination Date assuming the Valuation Assumptions are applied.

“Exchange” is defined in the recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Assets” means the assets owned by the Holdings II Group as of an applicable Exchange Date (and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset).

“Exchange Basis Schedule” is defined in Section 2.2(a) of this Agreement.

“Exchange Date” means the date on which an Exchange is effected.

“Expert” is defined in Section 7.2(a) of this Agreement.

“Governmental Entity” means any U.S. federal, state or local government or any court of competent jurisdiction, administrative agency or commission or other domestic governmental authority or instrumentality.

“Group” has the meaning set forth in Section 13(d)(3) and Rule 13d-5 of the Exchange Act.

“Holdings II” is defined in the preamble.

“Holdings II Group” is defined in the recitals.

“Hypothetical Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have at such time if no Basis Adjustment had been made as a result of any Exchanges and payments under this Agreement.

“Hypothetical Tax Liability” means, with respect to any Covered Taxable Year, the liability for Covered Taxes of the Corporation that hypothetically would arise using the same methods, elections, conventions and similar practices used on the actual Tax Returns of the Corporation, but using the Hypothetical Tax Basis instead of the actual tax basis of each relevant asset and excluding any deduction attributable to the Imputed Interest.

“Imputed Interest” means the portion of a payment treated as interest under Section 1272, 1274 or 483 or other provision of the Code and the similar section of the applicable U.S. state or local income or franchise tax law with respect to the Corporation’s payment obligations under this Agreement.

“Interests” is defined in the recitals.

“IRS” means the U.S. Internal Revenue Service.

“Kelso” means Kelso & Company L.P., Kelso Investment Associates VII, L.P., KEP VI, LLC, any investment fund managed by Kelso & Company L.P. or any affiliate of Kelso & Company L.P. or any of their respective subsidiaries or any successors thereto.

“KRH” is defined in the preamble.

“LIBOR” means, for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported on the date two days prior to the first day of such month on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits due on the last day of such month (or portion thereof).

“LLC Agreement” is defined in the recitals.

“Lump Sum Election Notice” is defined in Section 3.3(a).

“Lump Sum Present Value” is defined in Section 3.3(a).

“Market Value” means with respect to Shares, the closing price of the Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Shares are then traded or listed, as reported by the Wall Street Journal; provided that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Shares are then traded or listed, as reported by the Wall Street Journal; provided further, that if the Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the fair market value of the Shares, as determined by KRH in good faith. “Market Value” with respect to assets other than Shares shall mean the fair market value of such assets as determined by KRH in good faith.

“Material Breach” means a breach by the Corporation of any of its material obligations under this Agreement (including as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code). For these purposes, the parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed a Material Breach, and that it will not be considered a Material Breach to make a payment due pursuant to this Agreement within three months of the date such payment is due.

“Membership Units Subscription Agreement” is defined in the recitals.

“Original Issue” is defined in the recitals.

“Original Issue Date” means the date on which the Original Issue is effected.

“Permitted Holder” means KRH, Kelso or any person controlled by KRH or Kelso.

“Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or Governmental Entity.

“Proceeding” means a suit, action or proceeding relating to this Agreement.

“Realized Tax Benefit” means, for a Covered Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Assumed Tax Liability for such Covered Taxable Year, less the fees, charges and expenses of the Advisory Firm and the Expert related to this Agreement paid by the Corporation (excluding, for the avoidance of doubt, costs and expenses of KRH for which the Corporation reimburses KRH pursuant to the second sentence of

Section 7.2(b) and costs and expenses of the Corporation borne by the Corporation pursuant to the second sentence of Section 7.2(b)) in the relevant Covered Taxable Year. If all or a portion of the Assumed Tax Liability for the Covered Taxable Year arises as a result of an adjustment pursuant to an audit by a Taxing Authority of any Covered Taxable Year, such adjustment to the liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Covered Taxable Year, the excess, if any, of the Assumed Tax Liability over the Hypothetical Tax Liability for such Covered Taxable Year, plus the fees, charges and expenses of the Advisory Firm and the Expert related to this Agreement paid by the Corporation (excluding, for the avoidance of doubt, costs and expenses of KRH for which the Corporation reimburses KRH pursuant to the second sentence of Section 7.2(b) and costs and expenses of the Corporation borne by the Corporation pursuant to the second sentence of Section 7.2(b)) in the relevant Covered Taxable Year. If all or a portion of the Assumed Tax Liability for the Covered Taxable Year arises as a result of an audit by a Taxing Authority of any Covered Taxable Year, such adjustment to the liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.2(a).

“Reconciliation Procedures” means those procedures set forth in Section 7.2 of this Agreement.

“Registrable Securities” means the Shares and any other securities issued or issuable with respect to or in exchange for the Shares. As to any particular Registrable Securities, such Shares and any other securities issued or issuable with respect to or in exchange for the Shares shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such Shares and any other securities issued or issuable with respect to or in exchange for the Shares shall have become effective under the Securities Act and such Shares and any other securities issued or issuable with respect to or in exchange for the Shares shall have been disposed of in accordance with such registration statement, (ii) such Shares and any other securities issued or issuable with respect to or in exchange for the Shares shall have been distributed to the public pursuant to Rule 144 of the Securities Act, or (iii) such Shares and any other securities issued or issuable with respect to or in exchange for the Shares shall have ceased to be outstanding.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated [   ], 2008, by and between KRH and the Corporation.

“Senior Obligations” means principal, interest or other amounts due and payable in respect of any debt or guarantee of the Corporation for borrowed funds.

“Shares” is defined in the recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.3(a) of this Agreement.

“Tax Return” means any return or filing required to be made with respect to Covered Taxes, including amended returns, for any Taxable Year with any Taxing Authority.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of U.S. state or local income or franchise tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Taxing Authority” means the IRS and any state or local Governmental Entity responsible for the administration of any Covered Tax.

“Termination Rate” means the lesser of (i) 7.0% and (ii) LIBOR plus 150 basis points.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions of succeeding provisions) as in effect for the relevant time.

“Unilateral Termination Date” is defined in Section 4.5 of this Agreement.

“Unilateral Termination Notice” is defined in Section 4.5 of this Agreement.

“Valuation Assumptions” means as of any Valuation Date, the assumptions that:

1.

The Corporation will have income that exceeds the amount of any increase in deductions that may be derived from the Basis Adjustment and Imputed Interest throughout the relevant period for purposes of all Covered Taxes.

2.	There will be no change in the applicable tax rates for any Covered Tax throughout the relevant period, except to the extent such changes have already been enacted into law.
3.	All taxable income of the Corporation will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period.
4.

Any loss carryovers or carrybacks generated by the Basis Adjustment or the Imputed Interest (including such Basis Adjustment and Imputed Interest generated as a result of payments made under this Agreement) and available as of the date of the Early Termination Notice will be utilized by the Corporation on a pro rata basis from the Early Termination Date through the scheduled expiration date of such loss carryovers or carrybacks.

5.	Any non-amortizable assets are deemed to be disposed of on the fifteenth anniversary of the earlier of the Basis Adjustment and the Early Termination Date.
6.

If an Early Termination Date occurs prior to an Exchange of all Interests, such remaining Interests not Exchanged as of the Early Termination Date shall be treated as sold in an Exchange occurring on the Early Termination Date with the Shares received in such deemed sale to be valued at the Market Value.

“Valuation Date” means the date of an Early Termination Notice for purposes of determining an Early Termination Payment.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT OR REALIZED TAX DETRIMENT

Section 2.1 Basis Adjustment Attributable to an Exchange. Pursuant to an Exchange, KRH has the right to exchange Interests for cash, Shares or a combination of cash and Shares. The parties hereto acknowledge that the Corporation’s share of the basis in the Exchange Assets shall be increased by the excess, if any, of (A) the sum of (x) the Market Value of Shares, cash or other consideration transferred to KRH pursuant to the Exchange as payment for Interests, (y) the amount of payments made pursuant to this Agreement with respect to such Exchange and (z) the amount of liabilities allocated to the Interests acquired pursuant to the Exchange, over (B) the Corporation’s proportionate share of the basis of the Exchange Assets immediately after the Exchange attributable to the Interests exchanged, determined as if each member of the Holdings II Group remains in existence as an entity for tax purposes and no member of the Holdings II Group made the election provided by Section 754 of the Code. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

Section 2.2 Exchange Basis Schedule.

(a) Generally. Within 45 calendar days after filing its U.S. federal income Tax Return for the relevant Taxable Year, the Corporation shall deliver (or cause Holdings II to deliver) to KRH a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail, for U.S. federal income tax purposes, (i) the actual tax basis as of the first applicable Exchange Date in such Taxable Year of the Exchange Assets, (ii) the Basis Adjustment with respect to the Exchange Assets as a result of each Exchange effected in such Taxable Year, (iii) the period or periods, if any, over which such Exchange Assets are amortizable or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable or depreciable (which, for non-amortizable assets, shall be based on the Valuation Assumptions). At the time the Corporation delivers (or causes Holdings II to deliver) the Exchange Basis Schedule to KRH, it shall (x) deliver (or cause Holdings II to deliver) to KRH schedules and work papers providing reasonable detail regarding the preparation of the Exchange Basis Schedule and an Advisory Firm Letter supporting such Exchange Basis Schedule and (y) allow KRH reasonable access to the appropriate representatives at the Corporation, Holdings II and the Advisory Firm in connection with KRH’s review of such schedule. The Exchange Basis Schedule shall become final and binding on the parties unless KRH, within 30 calendar days after receiving such Exchange Basis Schedule, provides the Corporation with notice of a material objection to such Exchange Basis Schedule made in good faith and in reasonable detail. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such notice was delivered to the Corporation, the Corporation and KRH shall employ the Reconciliation Procedures.

(b) Amendments to Exchange Basis Schedule. The Exchange Basis Schedule shall be amended from time to time by the Corporation (i) in connection with a Determination, (ii) to correct inaccuracies in the original Exchange Basis Schedule identified after the date of the Exchange as a result of the receipt of additional information or (iii) to comply with the Expert’s determination under the Reconciliation Procedures. The Corporation shall deliver (or shall cause Holdings II to deliver) the amended Exchange Basis Schedule to KRH within 60 days of the date of the related Determination, receipt of additional information or

Expert’s determination, as applicable. At the time the Corporation delivers such amended Exchange Basis Schedule to KRH, it shall (x) deliver to KRH schedules and work papers providing reasonable detail regarding the preparation of the amended Exchange Basis Schedule and an Advisory Firm Letter supporting such amended Exchange Basis Schedule and (y) allow KRH reasonable access to the appropriate representatives at the Corporation, Holdings II and the Advisory Firm in connection with KRH’s review of such schedule. The amended Exchange Basis Schedule shall become final and binding on the parties unless KRH, within 30 calendar days after receiving such amended Exchange Basis Schedule, provides the Corporation with notice of a material objection to such amended Exchange Basis Schedule made in good faith and in reasonable detail. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such notice was delivered to the Corporation, the Corporation and KRH shall employ the Reconciliation Procedures.

Section 2.3 Tax Benefit Schedule.

(a) Generally. Within 45 calendar days after filing its U.S. federal income Tax Return for the relevant Covered Taxable Year, the Corporation shall provide to KRH a schedule showing, in reasonable detail, the calculation of the Corporation’s Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year (the “Tax Benefit Schedule”). At the time the Corporation delivers the Tax Benefit Schedule to KRH it shall (i) deliver to KRH schedules and work papers providing reasonable detail regarding the preparation of the Tax Benefit Schedule and an Advisory Firm Letter supporting such Tax Benefit Schedule and (ii) allow KRH reasonable access to the appropriate representatives at the Corporation, Holdings II and the Advisory Firm in connection with KRH’s review of such schedules. The Tax Benefit Schedule shall become final and binding on the parties unless KRH, within 30 calendar days after receiving such Tax Benefit Schedule, provides the Corporation with notice of a material objection to such Tax Benefit Schedule made in good faith and in reasonable detail. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt thereof by the Corporation, the Corporation and KRH shall employ the Reconciliation Procedures.

(b) Amendments to Tax Benefit Schedule. A Tax Benefit Schedule for any Covered Taxable Year shall be amended from time to time by the Corporation (i) in connection with a Determination affecting such Tax Benefit Schedule, (ii) to correct inaccuracies in the original Tax Benefit Schedule identified as a result of the receipt of additional factual information relating to a Covered Taxable Year after the date the Tax Benefit Schedule was provided to KRH, (iii) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Covered Taxable Year, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year attributable to an amended Tax Return filed for such Covered Taxable Year (provided, however, that such a change attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Tax Benefit Schedule unless and until there has been a Determination with respect to such change) or (v) to comply with the Expert’s determination under the Reconciliation Procedures. The Corporation shall deliver the Amended Tax Benefit Schedule to KRH within 60 days of the date of the related Determination, receipt of additional information, filing of the amended Tax Return or application form or Expert’s determination, as applicable. At the time the Corporation delivers such an amended Tax Benefit Schedule pursuant to this subsection (b)

(an “Amended Tax Benefit Schedule”) to KRH it shall (x) deliver to KRH schedules and work papers providing reasonable detail regarding the preparation of the Amended Tax Benefit Schedule and an Advisory Firm Letter supporting such Amended Tax Benefit Schedule and (y) allow KRH reasonable access to the appropriate representatives at the Corporation, Holdings II and the Advisory Firm in connection with KRH’s review of such schedule. Such Amended Tax Benefit Schedule shall become final and binding on the parties unless KRH, within 30 calendar days after receiving such Amended Tax Benefit Schedule, provides the Corporation with notice of a material objection to such Amended Tax Benefit Schedule made in good faith and in reasonable detail. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such notice was delivered to the Corporation, the Corporation and KRH shall employ the Reconciliation Procedures.

(c) Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Covered Taxable Year is intended to measure the decrease or increase in the actual liability for Covered Taxes of the Corporation for such Covered Taxable Year attributable to the Basis Adjustment and Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the actual liability for Covered Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under the Code based upon the characterization of the Tax Benefit Payment as additional consideration payable by the Corporation for the Interests acquired in an Exchange. Carryovers or carrybacks of any Covered Tax item attributable to the Basis Adjustment and Imputed Interest (determined using such “with and without” methodology) shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Covered Tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology. The parties agree that (i) all Tax Benefit Payments will (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments for the Corporation and (B) have the effect of creating additional Basis Adjustments for the Corporation in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate, with any circularity created in the current year continuing until any incremental current year benefits equal an immaterial amount.

(d) At the time of any Exchange, KRH shall conclude whether the aggregate value of the Tax Benefit Payments can be ascertained with any reasonable certainty for U.S. federal income tax purposes. Unless there is a Determination to the contrary, the Corporation and KRH, on their own behalf and on behalf of each of their affiliates, agree to report and cause to be reported for all U.S. purposes, including for purposes of all Covered Taxes and U.S. financial reporting purposes, all payments made under this Agreement in a manner consistent with such conclusion.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Within five (5) calendar days of the delivery of the Tax Benefit Schedule to KRH for any Covered Taxable Year and, if applicable, within five (5) calendar days of the final determination of the Tax Benefit Schedule pursuant to the procedures set forth in Section 2.3(a), the Corporation shall pay to KRH an amount equal to the Tax Benefit Payment for such Covered Taxable Year or shall make a payment to KRH with respect to an applicable dispute pursuant to Section 2.3(a). Each Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account of KRH previously designated by KRH to the Corporation. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated U.S. federal income tax payments.

(b) A “Tax Benefit Payment” for a Covered Taxable Year shall equal eighty-five percent (85%) of the Corporation’s Realized Tax Benefit, if any, for such Covered Taxable Year,

increased by:

(i) interest calculated at the Termination Rate from the due date (without extensions) for filing the relevant Tax Return for such Covered Taxable Year through the date the Tax Benefit Payment is made; and

(ii) eighty-five percent (85%) of the amount of the excess Realized Tax Benefit reflected on an Amended Tax Benefit Schedule for a previous Covered Taxable Year over the Realized Tax Benefit (or, in the case of a Realized Tax Detriment, the Realized Tax Detriment (expressed as a negative number)) reflected on the Tax Benefit Schedule for such previous Covered Taxable Year (plus interest thereon calculated pursuant to paragraph (i) of this subsection (b)), and decreased by:

(iii) an amount equal to eighty-five percent (85%) of the Corporation’s Realized Tax Detriment (if any) for any previous Covered Taxable Year; and

(iv) eighty-five percent (85%) of the amount of the excess Realized Tax Benefit reflected on the Tax Benefit Schedule for a previous Covered Taxable Year over the Realized Tax Benefit (or, in the case of a Realized Tax Detriment, the Realized Tax Detriment (expressed as a negative number)) reflected on the Amended Tax Benefit Schedule for such previous Covered Taxable Year (plus interest thereon calculated pursuant to paragraph (i) of this subsection (b));

provided, however, that (A) the amounts described in clauses (ii), (iii) and (iv) shall not be taken into account in determining a Tax Benefit Payment attributable to any Covered Taxable Year to the extent such amounts were taken into account in determining any Tax Benefit Payment in a preceding Covered Taxable Year and (B) the Tax Benefit Payment shall not be a number less than zero. For the avoidance of doubt, KRH shall have no obligation to make any payment to the Corporation, or to reimburse the Corporation for amounts previously paid, pursuant to this Agreement.

Section 3.2 No Duplicative Payment. No duplicative payment of any amount (including interest) will be required under this Agreement.

Section 3.3 Lump Sum Payment. (a) At any time that (1) the present value of the remaining payments under Section 3.1 for each Covered Taxable Year beginning after the last Covered Taxable Year for which a payment was made pursuant to Section 3.1, based upon the Valuation Assumptions and using a discount rate of the Termination Rate, (the “Lump Sum Present Value”) is equal to or less than $25 million, and (2) KRH is record owner of less than 10% of the outstanding Interests in Holdings II, KRH may elect to require the Corporation to pay to KRH the Lump Sum Present Value (in accordance with the next paragraph), by giving the Corporation a notice (the “Lump Sum Election Notice”) stating that it is electing its right to receive the Lump Sum Present Value payment under this Section 3.3 and showing in reasonable detail its calculation of the Lump Sum Present Value (as of the date of the notice) and its ownership in Holdings II.

(b) The Corporation shall pay the Lump Sum Present Value in, at the Corporation’s election, (i) cash, (ii) Shares (valued at Market Value as of the trading day immediately preceding the date of payment) or (iii) a combination of cash and Shares (valued at Market Value as of the trading day immediately preceding the date of payment). The Corporation shall pay the Lump Sum Present Value within ten business days of receiving the Lump Sum Election Notice or within ten (10) business days of the resolution of a dispute undertaken pursuant to Section 3.3(d) (or such other date as may be agreed upon by KRH). The Lump Sum Present Value shall be calculated as of the date that such Lump Sum Election Notice is received by the Corporation. If the Corporation elects to pay any portion of such Lump Sum Present Value in Shares, such Shares will be fully paid, non-assessable and free and clear of all liens, claims and encumbrances and such Shares will be treated as Registrable Securities under the Registration Rights Agreement.

(c) If KRH elects to receive the Lump Sum Present Value payment, and such Lump Sum Present Value payment is paid in full in accordance with the provisions of this Section 3.3, then the Corporation shall have no further obligations to make any further payments under Section 3.1 in respect of any Covered Taxable Year included in the present value calculation under which the Lump Sum Present Value payment was made. Differences in actual events after the date of the present value calculation from those used in the present value calculation, including, without limitation, in the assumptions, amounts of taxable income or other facts used in the present value calculation, shall not affect, or require any adjustment or reimbursement of, the Lump Sum Present Value once such amount has been paid in full.

(d) The Corporation shall, within five calendar days of a request by KRH, prepare its estimate of the Lump Sum Present Value as of the date of such request, together with reasonable supporting detail showing the basis of its calculations. In the event the Corporation’s estimate of the Lump Sum Present Value does not equal KRH’s estimate set forth in the Lump Sum Election Notice, procedures similar to those set forth in Section 2.3(a) shall apply.

(e) With respect to a Lump Sum Payment under this Section 3.3, the Corporation shall not release any information to the public at any time until disclosure of such Lump Sum Payment is required by the Exchange Act.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination. Upon the occurrence of a Change of Control, the Corporation shall be obligated to terminate this Agreement effective as of the Early Termination Date by paying to KRH the Early Termination Payment as provided in Section 4.3. Upon payment of the Early Termination Payment by the Corporation, the Corporation shall have no further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment agreed to by the Corporation and KRH as due and payable but unpaid as of the Early Termination Date and (ii) Tax Benefit Payment due for the Covered Taxable Year ending with or including the Early Termination Date (except to the extent that the amount described in clause (i) or (ii) is included in the Early Termination Payment).

Section 4.2 Early Termination Notice. Within 30 days of a Change of Control, the Corporation shall deliver to KRH a notice (the “Early Termination Notice”) stating the date of the Change of Control and showing in reasonable detail the calculation of the Early Termination Payment. At the time the Corporation delivers the Early Termination Notice to KRH, the Corporation shall (i) deliver to KRH schedules and work papers providing reasonable detail regarding the calculation of the Early Termination Payment, in a manner consistent with the definition of such term and an Advisory Firm Letter supporting such calculation and (ii) allow KRH reasonable access to the appropriate representatives at the Corporation, Holdings II and the Advisory Firm in connection with KRH’s review of such calculation. The calculation contained in such Early Termination Notice shall become final and binding on the parties unless KRH, within 30 calendar days after receiving such calculation, provides the Corporation with notice of a material objection to such calculation made in good faith and in reasonable detail. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such calculation within 30 calendar days after such notice of material objection was delivered to the Corporation, the Corporation and KRH shall employ the Reconciliation Procedures.

Section 4.3 Payment upon Early Termination. Within (i), in the event KRH does not provide the Corporation with notice of material objection pursuant to Section 4.2, 45 calendar days after delivery to KRH of the Early Termination Notice, (ii), in the event KRH provides the Corporation notice of material objection and KRH and the Corporation successfully resolve the issues raised in such notice without employment of the Reconciliation Procedures, in each case pursuant to Section 4.2, 10 calendar days after such resolution or (iii), in the event of the employment of the Reconciliation Procedures pursuant to Section 4.2, 10 days after the finalization of the Early Termination Notice pursuant to such Reconciliation Procedures, the Corporation shall pay to KRH an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by KRH.

Section 4.4 Breach of Agreement. In the event of a Material Breach, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Material Breach and shall include, without limitation, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such Material Breach, (2) any Tax Benefit Payment agreed to by the Corporation and KRH as due and payable but unpaid as of the date of such Material Breach and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of such Material Breach. Notwithstanding the foregoing, in the event of a Material Breach, KRH shall be entitled to elect to accelerate all obligations due to KRH hereunder as set forth in (1), (2) and (3) above or to seek specific performance of the terms hereof.

Section 4.5 Unilateral Termination by KRH. At any time, by providing notice (the “Unilateral Termination Notice”) to the Corporation, KRH may elect to terminate this Agreement effective as of the date designated by KRH in such notice (the “Unilateral Termination Date”). Upon receipt of the Unilateral Termination Notice, the Corporation shall have no further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment agreed to by the Corporation and KRH as due and payable but unpaid as of the Unilateral Termination Date and (ii) Tax Benefit Payment due for the Covered Taxable Year ending with or including the Unilateral Termination Date (except to the extent that the amount described in clause (ii) is attributable to Interests exchanged after the Unilateral Termination Date).

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Lump Sum Present Value payment (to the extent payable in cash) or Early Termination Payment required to be made under this Agreement shall rank subordinate and junior in right of payment to any Senior Obligations and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations.

Section 5.2 Late Payments by the Corporation. The amount of all or any portion of a payment not made to KRH when due under the terms of this Agreement shall be payable together with interest thereon, computed at the Termination Rate and commencing from the date on which such payment was due and payable and ending on the date of payment.

ARTICLE VI

ELECTION; NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Election to be Filed. As managing member of Holdings II, the Corporation shall cause Holdings II and each Holdings II Group member that is treated as a partnership for U.S. federal income tax purposes to file an election under Section 754 of the Code commencing with its Taxable Year in which the Original Issue occurs and shall not cause any such entity to revoke such election until this Agreement is no longer in effect. If Holdings II acquires an interest in an entity that is treated as a partnership for U.S. federal income tax purposes, the Corporation shall use its best efforts to cause such entity to file an election under Section 754 of the Code effective for each such entity’s Taxable Year in which such acquisition occurs, unless such entity already has an election under Section 754 of the Code in effect, and shall not cause such entity to revoke such election until this Agreement is no longer in effect.

Section 6.2 KRH’s Participation In Tax Matters of the Corporation. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all matters concerning Covered Taxes of the Corporation, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Covered Taxes. Notwithstanding the foregoing, the Corporation shall notify KRH of, and keep KRH reasonably informed with respect to, and KRH shall have the right to participate in and monitor (but, for the avoidance of doubt, not to control) the portion of any audit of the Corporation by a Taxing Authority the outcome of which is reasonably expected to affect KRH’s rights under this Agreement. The Corporation shall provide to KRH reasonable opportunity to provide information and other input to the Corporation and its advisors concerning the conduct of any such portion of such audits. The Corporation shall not settle or otherwise resolve any audit or other challenge by a Taxing Authority relating to the Basis Adjustment or the deduction of Imputed Interest without the consent of KRH, which consent KRH shall not unreasonably withhold, condition or delay.

Section 6.3 Consistency. Unless there is a Determination to the contrary or except with the consent of the Corporation and KRH, the Corporation and KRH, on their own behalf and on behalf of each of their affiliates, agree to report and cause to be reported for all U.S. purposes, including for purposes of all Covered Taxes and U.S. financial reporting purposes, all items related to Covered Taxes and this Agreement (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any schedule, letter or certificate required to be provided by or on behalf of the Corporation under this Agreement, as such schedule, letter or certificate is modified as a result of the negotiation of the parties pursuant to this Agreement or the Reconciliation Procedures. In the event that an Advisory Firm is replaced by the Corporation with another firm, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or the Corporation and KRH agree to the use of other procedures and methodologies.

Section 6.4 Cooperation. The Corporation and KRH shall (and shall cause their respective Affiliates to) (i) furnish to each other in a timely manner such information, documents and other materials as the Corporation or KRH may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (ii) make its employees and representatives available to provide explanations of documents and materials and such other information as may the Corporation or KRH reasonably request in connection with any of the matters described in clause (i) above and (iii) reasonably cooperate in connection with any such matter.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (i) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Corporation, to:

RHI Entertainment, Inc.

1325 Avenue of Americas, 21st Floor

New York, NY 10019

Fax: 212-977-3917

Attention: Henry S. Hoberman, Esq.

With a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Fax: 212-751-4864

Attention: Raymond Lin, Esq.

if to KRH, the address of KRH set forth from time to time in the books and records of Holdings II.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2 Reconciliation.

(a) In the event that the Corporation and KRH are unable to resolve a disagreement within the relevant period designated in this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm, a valuation firm, or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or KRH or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of the last day of the relevant period otherwise designated in this Agreement for the resolution of a disagreement, the Expert shall be appointed by the International Chamber of

Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto, the Lump Sum Present Value calculation or the Early Termination Notice within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding anything in this Agreement to the contrary, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution.

(b) The costs and expenses relating to the engagement of the Expert or amending any Tax Return shall be borne by the Corporation, except as provided in the next sentence. The Corporation and KRH shall bear their own costs and expenses of such proceeding, unless KRH has a prevailing position that is more than 10% of the payment at issue, in which case the Corporation shall reimburse KRH for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.2 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.2 shall be binding on the Corporation and KRH and may be entered and enforced in any court having jurisdiction.

Section 7.3 Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law, and shall promptly remit such withheld amounts to the appropriate Taxing Authority. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to KRH. Each party will cooperate to minimize withholding obligations, if any, with respect to payments required hereunder.

Section 7.4 Submission to Jurisdiction; Waivers. Any Proceeding must be brought against any of the parties in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, in another court of the State of Delaware, County of New Castle, or in the United States District Court for the District of Delaware, and each of the parties consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Process in any Proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each party to this Agreement irrevocably (i) waives any objection which such party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such party and (ii) waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Proceeding.

Section 7.5 Amendments. No amendment to this Agreement shall be effective unless it is (i) in writing and (ii) signed by the Corporation and KRH.

Section 7.6 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.8 Successors’ Assignment.

(a) KRH may not assign this Agreement to any person without the prior written consent of the Corporation; provided, however,

(i) that, to the extent Interests are effectively transferred in accordance with the terms of the LLC Agreement and any other agreements KRH may have entered into with respect thereto, KRH may assign to the transferee of such Interests KRH’s rights under this Agreement with respect to such transferred Interests, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation, agreeing to undertake all the rights, interests, entitlements and obligations of KRH under this Agreement, except as otherwise provided in such joinder,

(ii) that, once an Exchange has occurred, any and all payments that may become payable to KRH pursuant to this Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation,

(iii) that KRH may pledge some or all of its rights, interests or entitlements under this Agreement to any U.S. money center bank in connection with a bona fide loan or other indebtedness and

(iv) that (A) KRH or its permitted assignee may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to any Person and (B) the Corporation hereby agrees, at KRH’s (or, in the case of an assignment, transfer, pledge or other disposition by a permitted assignee, at such permitted assignee’s) expense, to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, pledge or other disposition of rights and interests hereunder so long as the Corporation’s rights under this Agreement are not thereby materially altered, amended, diminished or otherwise impaired.

(b) The Corporation may not assign any of its rights, interests or entitlements under this Agreement without the consent of KRH, not to be unreasonably withheld or delayed, and any assignment without such consent shall be null and void.

(c) Notwithstanding the foregoing, to the extent KRH transfers an interest to a member of KRH, such member shall have all rights under this Agreement and the requirement to execute and deliver a joinder pursuant to this Section 7.8 shall not be construed as requiring such execution and delivery prior to an assignment becoming effective. At the time of such assignment and at the time of any Tax Benefit Payment, KRH and the member shall determine the percentage of each Tax Benefit Payment to be made by the Corporation to such member.

(d) Subject to subsections (a) and (b), this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns including any acquirer of all or substantially all of the assets of the Corporation.

Section 7.9 Admission of the Corporation into a Consolidated Group. If the Corporation becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

Section 7.10 Remedies; Specific Performance. The parties hereto acknowledge that money damages would not be an adequate remedy at law if any party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law. No remedy shall be exclusive of any other remedy, and all available remedies shall be cumulative.

Section 7.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 7.12 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.13 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to applicable principles of conflict of laws.

IN WITNESS WHEREOF, the Corporation, KRH and Holdings II have duly executed this Agreement as of the date first written above.

RHI ENTERTAINMENT, INC.
By:
Name:
Title:

KRH INVESTMENTS LLC
By:
Name:
Title:

RHI ENTERTAINMENT HOLDINGS II, LLC
By:
Name:
Title:

Signature Page – Tax Receivable Agreement